UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 2014

GREAT PLAINS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51872	87-0645394
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4060 NE 95th Rd., Wildwood, FL	34785
(Address of principal executive offices)	(Zip Code)

(352) 561-8182
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On December 31, 2014 the Board of Directors of Great Plains Holdings, Inc. (the “Company”), committed to a plan to discontinue operations of its subsidiary LiL Marc, Inc. (“LiL Marc”).  LiL Marc manufactures, markets and sells the LiL Marc, a plastic boys’ toilet-training device.  As previously disclosed, the Company had been monitoring the sales performance of the LiL Marc in light of declining sales due to a Chinese competitor that offers virtually the same product as the LiL Marc at a selling price below  the Company’s cost. Since sales of LiL Marc have not met the Company’s sales and profit expectations, it intends to discontinue this business and focus its resources and efforts on its real estate operations, oil and gas leasing property and other business opportunities it is exploring. The Company expects to present LiL Marc as a discontinued operation beginning with its financial statements for the period ended December 31, 2014.

The Company estimates that the discontinuance of LiL Marc will result in charges in the quarter ended December 31, 2014 of approximately $12,000 reflecting inventory impairments.

Item 7.01 Regulation FD Disclosure.

On January 8, 2015, the Company issued a press release regarding the discontinuance of LiL Marc.  The press release is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

The information contained in the press release attached hereto is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.        Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release dated January 8, 2015 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS HOLDINGS, INC.
Date: January 8, 2015	By: /s/ Kent Campbell
Name: Kent Campbell
Title: Chief Executive Officer